                                                                   EXHIBIT 12.11


          Coral Reserves Energy Income Fund 1996 Limited Partnership
               Calculation of Ratio of Earnings to Fixed Charges

                                                                                                          Three months ended
                                                 Years ended December 31,                                     March 31,
                                                 ------------------------                                     ---------
                             1995           1996           1997          1998          1999              1999          2000
                             ----           ----           ----          ----          ----              ----          ----
Earnings
--------
Pre-tax Income                     -        95,990        456,806       (470,428)     761,969           148,997       267,969
Add: Interest Expense              -             -              -              -      133,870                 -        49,917
                           ---------     ---------      ---------      ---------    ---------         ---------     ---------
                                   -        95,990        456,806       (470,428)     895,839           148,997       317,886


Fixed Charges
-------------
Interest Expense                   -             -              -              -      133,870                 -        49,917
                           ---------     ---------      ---------      ---------    ---------         ---------     ---------


Ratio of earnings to
     fixed charges                (1)           (1)            (1)            (1)       6.7:1                (1)        6.4:1


(1) Not applicable since CR96 incurred no interest expense or other fixed charges.